Exhibit 99.1


                         KANSAS CITY SOUTHERN ANNOUNCES
                    COMMON STOCK OFFERING BY GRUPO TMM, S.A.

KANSAS CITY, MO, DECEMBER 5, 2005 - Kansas City Southern (NYSE:KSU) today announced that its largest shareholder, Grupo TMM, S.A., has commenced a public offering of 9 million shares of its common stock. Kansas City Southern will not receive any proceeds from the offering. The offering will be made under the company's existing shelf registration statement.

Morgan Stanley will be the sole book-running manager for the offering. This offering is being made only by means of a prospectus. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of Morgan Stanley, Prospectus Department, 180 Varick Street, New York, NY 10014, or by email to prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.